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EXHIBIT 12

                                U S WEST, Inc.
                      RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Millions)
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
                                                    Quarter Ended
                                                  3/31/94    3/31/93
- -------------------------------------------      ---------  ---------
Income from continuing operations
  before income taxes                                 $522       $449
Interest expense (net of amounts capitalized)          109        106
Interest factor on rentals (1/3)                        23         25
                                                 ---------  ---------
Earnings                                              $654       $580

Interest expense                                       116        106
Interest factor on rentals (1/3)                        23         25
                                                 ---------  ---------
Fixed charges                                         $139       $131

Ratio of earnings to fixed charges                    4.71       4.43
- ----------------------------------------------- ----------  ---------


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